UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 27, 2006

VIEWPOINT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (state or other juris- diction of incorporation)	0-27168 (Commission File Number)	95-4102687 (I.R.S. Employer (Identification No.)

498 Seventh Avenue, Suite 1810, New York, NY (Address of principal executive offices)	10018 (Zip Code)

Registrant’s telephone number, including area code: (212) 201-0800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 27, 2006, Viewpoint Corporation (the “Company”) received written notification from the NASDAQ Listing Qualifications Department that, for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under NASDAQ Marketplace Rule 4450(a)(5) (the “Rule”). The Company, in accordance with NASDAQ Marketplace Rule 4450(e)(2), has been provided 180 calendar days, or until May 29, 2007, to regain compliance. To regain compliance, the bid price of the Company’s common stock must close at $1.00 per share or more for a minimum of ten consecutive business days at any time before May 29, 2007, subject to certain exceptions.

If the Company does not regain compliance with the Rule by May 29, 2007, the Company will be notified that its securities will be delisted. At that time, the Company may appeal NASDAQ’s determination to delist its securities to a Listing Qualifications Panel. Alternatively, the Company also may consider applying to transfer its securities to The Nasdaq Capital Market if it satisfies the requirements for initial inclusion set forth in NASDAQ Marketplace Rule 4310(c). If its application is approved, the Company will be afforded the remainder of The Nasdaq Capital Market’s second 180 calendar day compliance period in order to regain compliance while on The Nasdaq Capital Market.

On December 1, 2006, the Company issued a press release reporting the receipt of notification from NASDAQ regarding non-compliance with continued listing requirements. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWPOINT CORPORATION

/s/ Christopher Duignan

Christopher Duignan Interim Chief Financial Officer

Dated: December 1, 2006

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release entitled “Viewpoint Corporation Receives NASDAQ Notification” issued by the Company on December 1, 2006